EXHIBIT B to the Custody Agreement Fund Names Separate Series of PFS Funds

Name of Series

Wireless Fund
Castle Focus Fund
Bretton Fund
Christopher Weil & Company Core Investment Fund
NWM Momentum Fund
Ensemble Fund
Taylor Frigon Core Growth Fund
The Momentum Bond Fund
Cargile Fund

6/2018

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